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As filed with the Securities and Exchange Commission on July 22, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EON LABS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3653818 (I.R.S. Employer Identification Number)
227-15 North Conduit Avenue Laurelton, New York 11413 (718) 276-8600 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 Bernhard Hampl, Ph.D.
President and Chief Executive Officer
Eon Labs, Inc.
227-15 North Conduit Avenue
Laurelton, New York 11413
(718) 276-8600
(Name, address, including zip code, telephone number,
including area code, of agent for service)

Copy to: Steven A. Seidman, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

        Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of the Registration Statement as determined by the Registrant.

        If the only securities being registered on this form are being offered pursuant to distribution or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with distribution or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee

Common Stock, par value $0.01 per share, of Eon Labs, Inc.	14,700,000	$31.36	$460,992,000	$58,408

(1)
In the event of a stock split, stock dividend or similar transaction, involving the registrant's common stock, in order to prevent dilution, the number of shares of common stock registered shall automatically increase to cover the additional shares in accordance with Rule 416 under the Securities Act of 1933, as amended.
(2)
The proposed maximum offering price per unit will be determined from time to time by the selling stockholder in connection with its sale of the common stock registered hereunder.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low reported sales price per share of our common stock on July 20, 2004.

The information in this Prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

Subject to Completion

Eon Labs, Inc.

14,700,000 Shares of Common Stock

        The shares of common stock of Eon Labs, Inc. covered by this prospectus may be offered and sold to the public by Santo Holding (Deutschland) GmbH, as the selling stockholder, from time to time, in one or more offerings. We will not receive any proceeds from such resales.

        This prospectus provides you with a general description of the shares that the selling stockholder may offer. Each time the selling stockholder offers to sell shares, it will provide a prospectus supplement that will contain specific information about the terms of that offering. You should carefully read this prospectus and the applicable prospectus supplement before you decide to invest in these securities.

        See "Risk Factors" on page 2 for a discussion of matters that you should consider before investing in these securities.

        Our common stock is listed on The Nasdaq National Market under the symbol "ELAB." The closing price of our common stock on The Nasdaq National Market was $31.58 per share on July 20, 2004.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        Dated                         ,

About This Prospectus

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf process, the selling stockholder may sell up to 14,700,000 shares of common stock from time to time in one or more offerings.

        This prospectus provides you with a general description of the shares that the selling stockholder may offer. Each time the selling stockholder offers to sell shares, it will provide a prospectus supplement that will contain specific information about the terms of that offering. You should carefully read this prospectus and the applicable prospectus supplement before you decide to invest in these securities. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" and "Documents Incorporated By Reference."

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither we nor the selling stockholder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholder will not make an offer of these securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus or any prospectus supplement, as well as the information we have previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.

        References in this prospectus to "we," "us," "our" or "the Company" mean Eon Labs, Inc. References in this prospectus to "Santo" or "the selling stockholder" mean Santo Holding (Deutschland) GmbH.

i

  Forward-Looking Statements

        This prospectus contains forward-looking statements. Generally, you can identify these statements because they use words like "anticipates," "believes," "expects," "future," "intends," "plans," and similar terms. These statements are only our current expectations. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which are unforeseen, including, among others, the risks we face as described under the caption "Risk Factors" and elsewhere in this prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

        We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are unable to predict accurately or over which we have no control. The risk factors listed under the caption "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described under the caption "Risk Factors" and elsewhere in this prospectus could negatively impact our business, operating results, financial condition and stock price.

Summary

About Eon Labs, Inc.

        We are a generic pharmaceutical company engaged in developing, licensing, manufacturing, selling and distributing a broad range of prescription pharmaceutical products. We are an industry leader in obtaining abbreviated new drug application, or ANDA, approvals from the U.S. Food and Drug Administration, or FDA, for new generic pharmaceutical products. As of July 20, 2004, we marketed over 141 products representing various dosage strengths for 63 drugs. Our experienced management team utilizes an integrated approach to select and develop generic pharmaceutical products in both niche and high volume markets in order to be the first generic alternative to market and to obtain favorable market share. We focus on drugs in a broad range of solid oral dosage forms, utilizing both immediate and sustained release delivery. We are also currently developing several generic transdermal patch products with our partner, Hexal AG. We do not depend on any single drug or therapeutic category for a majority of our sales.

        Our principal executive offices are located at 227-15 North Conduit Avenue, Laurelton, New York 11413. Our telephone number is (718) 276-8600 and our website address is www.eonlabs.com. Information on our website is not part of this prospectus.

About This Prospectus

        Under this registration, from time to time Santo Holding (Deutschland) GmbH, the selling stockholder, may sell up to 14,700,000 shares of our common stock in one or more offerings, including through (a) brokers, dealers, agents or other purchasers in transactions (including block trades) on The Nasdaq National Market or other exchanges on which shares of our common stock may be listed for trading, (b) in privately negotiated transactions, (c) in brokerage transactions, (d) in transactions involving an underwriter or (e) through a combination of any of these methods. See "Plan of Distribution" below.

Risk Factors

        You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk and you may lose all or part of your investment in these shares. Please read the preceding section entitled "Forward Looking Statements."

The Company's revenues and profits from any particular generic pharmaceutical decline as its competitors introduce their own generic equivalents.

        Selling prices of generic drugs typically decline, sometimes dramatically, as additional companies receive approvals for a given product and competition intensifies. To the extent that the Company succeeds in being first to market with a generic version of a significant product, its sales and profitability can be substantially increased in the period following the introduction of such product and prior to additional competitors' introduction of an equivalent product. The Company's ability to sustain its sales and profitability on its products over time is dependent on both the number of new competitors for such products and the timing of their approvals. The Company's overall profitability depends on its ability to continuously introduce new products as to which it can be first to market or otherwise can gain significant market share.

The Company's success depends on its ability to successfully develop and commercialize additional pharmaceutical products.

        The Company's future results of operations depend to a significant degree upon its ability to successfully commercialize additional generic pharmaceutical products in a timely manner. The

Company focuses on developing and commercializing a steady stream of new generic products in multiple therapeutic categories in order to broaden its product line. The Company's customers prefer to purchase products from generic manufacturers that offer a wide product selection. If the Company is unable to offer its customers numerous products that respond to their market-driven need for a variety of generic alternatives, its revenues and profitability may be negatively impacted. If the Company is unable to introduce its products currently in development, then its future operating results will suffer. All of the Company's products must meet regulatory standards and receive regulatory approvals. The development and commercialization process is both time consuming and costly and involves a high degree of business risk. The Company's products currently under development, if and when fully developed and tested, may not perform as it expects, necessary regulatory approvals may not be obtained in a timely manner, if at all, and such products may not be able to be successfully and profitably produced and marketed. Delays in any part of the process or the Company's inability to obtain regulatory approval of its products could adversely affect its operating results by restricting its introduction of new products. The continuous introduction of new generic products is critical to the Company's business.

Generic pharmaceuticals are sold to a limited number of customers, the loss of whose business could materially affect the Company's sales.

        The Company sells its products directly to national pharmacy chains, mail order customers, mass merchandisers and managed care providers and through drug wholesalers and distributors who, in turn, supply its products to pharmacies, mail order customers, mass-merchandisers, hospitals and governmental agencies. Due to the ongoing consolidation of drug wholesalers and distributors and the growth of national pharmacy chains, there exists an increasingly limited number of customers that comprise a significant share of the market. Sales to the Company's top two customers represented approximately 43% of its net sales in 2003. If the Company were to lose the business of any of these customers, or if any were to experience difficulty in paying the Company on a timely basis, there could be a material adverse effect on its net sales, profitability and cash flows.

        The network through which the Company sells its products is continuing to undergo significant consolidation, marked by mergers and acquisitions among drug wholesalers and distributors, the growth of national pharmacy chains and the increasing importance of mail order businesses. As a result, a small number of drug wholesalers, distributors and national pharmacy chains control a significant share of the market, and the number of independent drug stores and small drug store chains has decreased. The Company expects that recent and future consolidation of drug wholesalers and retailers and the steady market share gain by mail order businesses will increase pricing and other competitive pressures on it and could have a material adverse effect on sales of its products.

The generic pharmaceutical industry in which the Company operates is competitive, and the Company is particularly subject to the risks of such competition.

        The generic pharmaceutical industry in which the Company operates is competitive in part because the products that are sold usually do not benefit from patent protection. The competition which the Company encounters has an effect on its product prices, market share, revenues and profitability. The Company may not be able to differentiate its products from those of its competitors, successfully develop or introduce new products that are less costly or offer better performance than those of its competitors or offer purchasers of its products payment and other commercial terms as favorable as those offered by its competitors.

        Because certain of the Company's competitors have substantially greater financial, production, research and development resources and substantially greater name recognition than it has, it is particularly subject to the risks inherent in competing with them. Several of the Company's products face competition from a significant number of generic pharmaceutical companies.

        The Company also competes with:

  •
  the original manufacturers of the brand-name equivalents of its generic products, as is the case with Cyclosporine, USP (Modified); and

  •
  manufacturers of new drugs that may compete with its generic products, such as Oxaprozin and Nabumetone, where it competes with newly developed cox-2 inhibitors.

        Depending upon how the Company responds to this competition, the effect of such competition may be materially adverse to it.

In some circumstances, the Company grants credits against past sales of its products. This may result in reduced revenues and profitability.

        In accordance with industry practice, following a reduction of the Company's prices as a result of competition, it grants its customers a "shelf stock credit" equal to the decrease in unit price for the product multiplied by the number of units of the product a customer has in inventory at the time the price is lowered. If new or existing competitors significantly lower the prices of any of the Company's products, it would have to provide significant credits that could reduce its sales and gross margin. In the event that the Company grants substantial credits in the future, the credits could result in a material loss of revenues and profitability. If the Company chooses not to meet the lower price and not give a shelf stock credit, its customers may not sell the units of its product in their inventory and will return those units to it.

The Company is controlled by Santo.

        At July 20, 2004, Santo owned approximately 67.6% of the Company's outstanding common stock and Thomas Strüngmann, Ph.D., the Chairman of the Company's Board of Directors and the Co-Chief Executive Officer and Co-President of Hexal AG, together with his interests in Santo and Hexal AG, beneficially owned approximately 67.8% of the Company's outstanding common stock. Santo and Dr. Strüngmann are able to control the outcome of stockholder votes, including votes concerning the election of the majority of directors, the adoption or amendment of provisions in the Company's certificate of incorporation or bylaws, the approval of mergers, decisions affecting its capital structure and other significant corporate transactions. Even if Santo chooses to sell all of the shares registered under this prospectus, it will still own approximately 51% of the Company's outstanding common stock, and will continue to control the Company.

        The interests of Santo and Dr. Strüngmann may conflict with your interests. Their control could also have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management or limiting the ability of the Company's stockholders to approve transactions that they may deem to be in their best interests.

Offerings by Santo of the shares of our common stock covered by this prospectus or other future sales of shares by Santo in the market could result in a substantial amount of our common stock entering the trading market, which might adversely affect the market price of our common stock.

        Prior to the date of this prospectus, approximately 28.7 million shares of our common stock (or approximately 32.3% of our total equity value) were publicly traded, and 60 million shares of our common stock (or approximately 67.6% of our total equity value) were controlled by Santo. We have filed this shelf registration statement on Form S-3 in order to facilitate the public resale of up to 14.7 million shares by Santo. If Santo chooses to offer and sell all of the shares covered by this prospectus, the distribution of such a large number of shares of our common stock could adversely affect the market price of our common stock.

        Santo also may choose to sell shares in the public market pursuant to Rule 144 of the Securities Act of 1933, as amended. Pursuant to Rule 144, during any three-month period Santo can resell up to the greater of (a) 1% of the aggregate number of outstanding shares of our common stock or (b) the average weekly trading volume for the four weeks prior to the sale. If Santo sells shares of our common stock in the public market, or if the market perceives such sales could occur, the market price of our common stock could be adversely affected.

Some of the Company's generic pharmaceutical products face competition from brand-name manufacturers that sell their own generic products or successfully protect their brand-name products in other ways.

        Competition in the generic pharmaceutical market continues to intensify as the pharmaceutical industry adjusts to increased pressures to contain health care costs. Brand-name manufacturers continue to sell their products into the generic market directly by acquiring or forming strategic alliances with generic pharmaceutical companies. No regulatory approvals are required for a brand-name manufacturer to sell directly or through a third party to the generic market. Brand-name manufacturers do not face significant barriers to entry into such markets. In addition, such companies continually seek new ways to defeat generic competition, such as obtaining new patents on drugs whose original patent protection is about to expire, developing and marketing other dosage forms including patented controlled-release products or developing and marketing as over-the-counter products those branded products which are about to lose exclusivity and face generic competition.

Patent litigation is common, can be expensive, may delay or prevent entry of the Company's products into the market, and, in some cases, may result in damages.

        Litigation concerning patents, other forms of intellectual property and proprietary technologies is becoming more widespread and can be protracted and expensive and can distract management and other key personnel from performing their business duties for the Company.

        Companies that seek to market generic versions of brand-name products can be sued for infringing patents that purportedly cover such products and/or methods of using such products if the proposed marketing is to occur before such patents expire. More specifically, when the Company files an ANDA with the FDA for approval of a generic drug, it may certify that any patent listed by the FDA as covering the brand-name product and/or a method of using that product will expire, in which case the ANDA will not become effective until the expiration of such patent(s). On the other hand, the Company may certify that any patent listed as covering the brand-name product and/or a method of using that product is invalid, is unenforceable, or will not be infringed by the manufacture, sale or use of the generic drug for which the ANDA is filed. In that case, the Company is required to notify the patent holder and NDA holder that such patent is not infringed, is unenforceable, or is invalid. The patent holder has forty-five (45) days from receipt of the notice in which to sue for patent infringement to obtain injunctive relief and, in some instances, to seek attorneys' fees.

        In the event litigation is commenced by the patent holder or NDA holder, final approval of the ANDA is delayed by 30 months, or such shorter or longer period as may be ordered by the court. The litigation may be costly and time consuming, and these costs may be more easily borne by the Company's competitors than by it. The outcome of litigation is inherently uncertain. Litigation could result in removal from the market, or a substantial delay in, or prevention of, the introduction of the product that is the subject of the Company's ANDA, any of which could have a material adverse effect on its business, financial condition, cash flows, or results of operations.

        As of June 30, 2004, the Company was involved in patent litigation in connection with its Paragraph IV certifications for the following six products: Metoprolol Succinate XR tablets; Gabapentin capsules and tablets; Itraconazole capsules; Metaxalone tablets; Omeprazole capsules; and Albuterol and Ipratropium Inhalation Solution. The Company is unable to predict the outcome of any of these cases. If the Company is not successful in challenging or cannot prove non-infringement of the patents with respect to a brand-name product (and/or its use), it may not be able to market its generic alternative until the expiration of the applicable patent, which is often not for a number of years.

        In the future, the Company may attempt to bring products to market without first obtaining non-infringement decisions. This practice is commonly referred to as "launching at risk." Launching at risk may allow generic manufacturers to bring a product to market without waiting for lengthy patent infringement litigation to be completed. However, launching at risk can also serve as a basis for claims by the patent holder of willful infringement against the Company. If the Company loses a patent infringement action and willful infringement is found to exist, the damages owed by the Company may be multiplied up to three times, at the Court's discretion, due to such willful infringement. The Company may also be subject to injunctive relief, attorneys' fees, costs of litigation and such further relief as a court deems just and proper. Because damages in such instances may be calculated according to the profit lost by the patent holder rather than the profit gained by the Company, and because multiple damages may be awarded, such damages could greatly exceed the Company's actual profits from marketing the infringing drug and could have a material adverse impact on the Company's financial results.

        In addition to the ANDA patent litigations stemming from the Company's Paragraph IV certifications, the Company is a defendant in two patent litigations involving its generic Cyclosporine product. On August 30, 2000, Novartis Pharmaceuticals Corporation filed a complaint in the United States District Court for the District of Delaware alleging among other things that by selling a generic Cyclosporine product the Company has been and is infringing its patent. Novartis is seeking injunctive relief to prevent the alleged acts of infringement, as well as damages, including lost profits, costs and expenses, reasonable attorneys' fees and treble damages for willful infringement. The Company's potential liability and expenses in this matter are not covered by insurance. An adverse outcome in this litigation could result in the Company being unable to market Cyclosporine, which could materially harm profits and cash flows and could result in paying damages, costs, expenses and fees that could have a material adverse impact on the Company's financial performance. In December 2002, the United States District Court for the District of Delaware granted the Company's motion for summary judgment of non-infringement of the patent. In April 2004, the United States Court of Appeals for the Federal Circuit affirmed the judgment of the Delaware District Court that the Company's generic Cyclosporine product does not infringe the patent held by Novartis. Novartis' request for a rehearing by the Court of Appeals is pending.

        On January 26, 2001, Apotex Inc., a Canadian generic pharmaceutical company, filed a complaint in the United States District Court for the Eastern District of New York alleging, among other things, that the Company has been and is infringing its patent related to Cyclosporine. Apotex is seeking injunctive relief to prevent alleged acts of infringement, as well as damages, including a reasonable royalty, costs, expenses, reasonable attorneys' fees and treble damages for willful infringement. No trial date has been set for this matter. The Company's potential liability and expenses in this matter are not covered by insurance. The Company believes that it has meritorious defenses to Apotex' claims and is vigorously defending itself. An adverse outcome in this litigation could result in the Company being unable to market Cyclosporine, which could materially harm profits and cash flows and could result in paying damages, costs, expenses and fees that could have a material adverse impact on the Company's financial performance.

The Company faces the risk of product liability claims, for which it may be inadequately insured.

        Manufacturing, selling and testing pharmaceutical products involve a risk of product liability. Even unsuccessful product liability claims could require the Company to spend money on litigation, divert management's time, damage its reputation and impair the marketability of its products.

        The Company has been named as a defendant in several cases in which the plaintiff alleges injury from the use of Phentermine alone, and in one instance the Company was named as a third-party defendant in a medical malpractice case in which negligent prescription of Phentermine was alleged. A number of these claims have been dismissed in the Company's favor, and as of June 30, 2004 only one such claim remained pending, which is not covered by insurance.

        The Company has been named as a defendant in several product liability lawsuits in which plaintiffs allege that Company-manufactured pharmaceuticals containing Phenylpropanolamine (PPA) caused injury. PPA was removed from the market in 2000 at the FDA's request after a study appeared to show a potentially increased risk of hemorrhagic stroke in certain patient cohorts. The Company previously manufactured two low-volume prescription products that contained PPA that were discontinued in 1999 and 2000, respectively.

        To date, the Company has been named in five lawsuits alleging injury or wrongful death from the use of Company-manufactured pharmaceuticals containing PPA. As of December 31, 2003, all but two PPA cases against the Company had been dismissed or discontinued. As discovery in these lawsuits is ongoing, predicting the ultimate outcome of these actions is not possible.

        As of June 30, 2004, the Company maintained $50.0 million per claim and in the aggregate of claims-made product liability/completed operations insurance, all of which is available for Phentermine-related claims (retroactive to June 1998), excluding Fenfluramine and Dexfenfluramine combination (fen-phen) claims.

        The Company's insurance carriers did not renew product liability coverage for products containing PPA. The Company manufactured two low-volume prescription products that contained PPA that were discontinued in 1999 and 2000, respectively. Under the terms of the expiring insurance contracts, the Company elected to purchase $75.0 million of supplemental extended reporting period (SERP) coverage. The SERP policy extends the reporting period for claims a minimum of 5 years, but only covers occurrences that happened before the respective cancellation dates. The cancellation date for the first $45.0 million of coverage was August 6, 2002. The cancellation date on the remaining layers was June 22, 2001, except for a layer of $5.0 million in excess of $55.0 million, the cancellation date of which was also August 6, 2002.

        The Company's product liability insurance, however, may not be adequate to remove the risk from some or all product liability claims and is subject to the limitations described in the terms of the policies. The Company may not be able to obtain product liability insurance in the future with adequate coverage limits at commercially reasonable prices.

The Company is currently a defendant in a number of multi-defendant lawsuits involving the manufacture and sale of Phentermine HCl and it has exhausted its insurance coverage for those lawsuits.

        From May 1997 to March 31, 2004, the Company has been named a party and served in approximately 7,057 lawsuits in connection with its manufacture of Phentermine Hydrochloride. As of March 31, 2004, more than 89% of these cases had been dismissed. The actions generally have been brought in various state and federal jurisdictions by individuals in their own right or on behalf of putative classes of persons who claim to have suffered injury or claim that they may suffer injury in the future due to the use of a combination of two prescription diet drugs, Fenfluramine and Phentermine, a combination popularly known as "fen-phen."

        The "fen-phen" lawsuits typically allege that the short- and long-term use of Fenfluramine in combination with Phentermine causes, among other things, primary pulmonary hypertension, valvular heart disease and/or neurological dysfunction. Some lawsuits allege emotional distress caused by the purported increased risk of injury in the future. Plaintiffs typically seek relief in the form of monetary damages (including economic losses, medical care and monitoring expenses, loss of earnings and earnings capacity, other compensatory damages and punitive damages), generally in unspecified amounts, on behalf of an individual plaintiff or a class of plaintiffs. Some actions seeking class certification ask for certain types of equitable relief. The fen-phen lawsuits typically name as a defendant Wyeth (formerly American Home Products Corporation), the manufacturer of two anti-obesity drugs, Fenfluramine and Dexfenfluramine, and also name manufacturers and distributors and retailers of Phentermine. Certain companies that distributed or sold the Company's Phentermine and are named as defendants in certain of these lawsuits seek defense and indemnity from the Company.

        As of June 30, 2004, there has been no finding of liability for fen-phen injury against the Company and no payment by the Company to settle any combination-related fen-phen lawsuit. There has been no scientific testimony accepted by any court that establishes a connection between the use of Phentermine either alone or in combination with Fenfluramine and/or Dexfenfluramine and the allegations made by plaintiffs in these lawsuits.

        In the second quarter of 2000, the Company exhausted its product liability insurance covering all combination-related Phentermine lawsuits and any non-combination Phentermine lawsuits resulting from claims regarding the ingestion of Phentermine prior to June 1998. Since that time, the Company has funded its own defense in the fen-phen, Phentermine-only and Phentermine PPA product liability lawsuits. Additionally, pursuant to an October 1999 settlement with an insurance carrier, the Company has made insurance coverage claims for fen-phen claims filed on or after June 22, 2003 which allege fen-phen use prior to June 1998. The Company has reached an agreement in principle with its insurer regarding these insurance claims that, if completed, will defray the future cost of the Company's fen-phen defense by approximately $1.4 million. Fen-phen litigation costs and the costs of related defense agreements are being expensed as incurred. The Company has agreed to fund or partially fund the defense of certain of its distributors, and to indemnify them provided certain conditions are met. Further, the Company has reached favorable defense agreements with several retailers of Company Phentermine.

New developments by other pharmaceutical manufacturers could make its products or technologies non-competitive or obsolete.

        The markets in which the Company competes and intends to compete are undergoing, and are expected to continue to undergo, rapid and significant technological change. The Company expects competition to intensify as technological advances are made, including the introduction of biotechnology products. New developments by others may render the Company's products or technologies non-competitive or obsolete.

If the Company is unable to obtain sufficient active pharmaceutical ingredients (APIs) from key suppliers that in some cases may be the only source of finished products or raw materials, then its ability to deliver its products to market may be impeded.

        The active compounds for the Company's products, also called active pharmaceutical ingredients or APIs, are purchased from specialized manufacturers throughout the world and are essential to its business and its success. Some of the APIs used in its products, especially its niche market products, are available only from one or a limited number of sources. Those APIs are either difficult to produce or are needed in such limited quantities that additional suppliers are typically not available. For high volume products, including blockbuster drugs, there are generally several API suppliers available. However, even when more than one supplier for a product exists, the Company may elect to list, and in some cases have listed, only one supplier in its ANDAs for such product. The Company attempts to qualify alternative suppliers after it has introduced a high volume product into the market and has reached an economy of scale, but it may be unable to do so. In the event an existing supplier should lose its regulatory status as an acceptable source, the Company would attempt to locate a qualified alternative; however, it may be unable to obtain the required components or products on a timely basis or at commercially reasonable prices and any change in a supplier not previously approved in its ANDA must then be submitted through a formal approval process with the FDA.

        In addition, because regulatory authorities must generally approve raw material sources for pharmaceutical products, changes in raw material suppliers may result in production delays, higher raw material costs and loss of sales and customers. From time to time, certain of the Company's outside suppliers have experienced regulatory or supply-related difficulties that have impeded their ability to deliver products to it. To the extent such difficulties cannot be resolved within a reasonable time and at a reasonable cost, the resulting delay could have a material adverse effect on the Company's business.

If independent third parties do not accept the Company's products, it may be unable to market them successfully.

        The Company's ability to market generic pharmaceutical products successfully depends, in part, on the acceptance of the products by independent third parties including pharmacies, government formularies and other retailers, as well as patients. The Company manufactures a number of safe and effective prescription drugs which are mainly used by patients who have severe health conditions. Although the brand-name products generally have been marketed safely for many years prior to the Company's introduction of a generic alternative, there is a possibility that one of its generic products could be alleged to produce an unanticipated clinical side effect which could result in an adverse effect on its ability to achieve acceptance by managed care providers, pharmacies and other retailers, customers and patients. If these independent third parties do not accept the Company's products, it could have a material adverse effect on its revenues and profitability.

The Company is subject to government regulation that increases its costs and, if it is unable to obtain regulatory approvals, it could prevent the Company from marketing or selling its products.

        The Company is subject to extensive pharmaceutical industry regulation. The Company cannot predict the extent to which it may be affected by legislative and other regulatory developments concerning its products.

        The Company is dependent on obtaining timely regulatory approvals before marketing its products. Any manufacturer failing to comply with FDA or other applicable regulatory agency requirements may be unable to obtain approvals for the introduction of new products and, even after approval, initial product shipments may be delayed. The FDA also has the authority to withdraw drug approvals previously granted and remove from the market previously approved drug products that are no longer regarded as safe and effective or that are not properly manufactured. The Company's major facilities and products are periodically inspected by the FDA, which has extensive enforcement powers over the activities of pharmaceutical manufacturers, including the power to suspend approval of new drug applications, seize, force to recall and prohibit the sale or import of non-complying products, and halt operations of and criminally prosecute non-complying manufacturers.

        Although the Company devotes significant time, effort and expense to addressing the extensive government regulations applicable to its business and obtaining regulatory approvals, it remains subject to the risk of being unable to obtain necessary approvals on a timely basis, if at all. Delays in receiving regulatory approvals could adversely affect the Company's ability to market its products.

If brand-name manufacturers' legislative and regulatory efforts to limit the use of generics are successful, then the Company's sales of products subject to these efforts may suffer.

        Many brand-name manufacturers have increasingly used federal and state legislative and regulatory means to delay generic competition. These efforts have included:

  •
  pursuing new patents for existing products which may be granted just before the expiration of one patent which could extend patent protection for a number of years or otherwise delay the launch of generics;

  •
  submitting Citizen Petitions to request the FDA to take administrative action with respect to an ANDA approval;

  •
  seeking changes to the United States Pharmacopeia, an industry recognized compendia of drug standards; and

  •
  attaching special patent extension amendments to non-related federal legislation.

        In addition, some brand-name manufacturers have engaged in state-by-state initiatives to enact legislation or adopt regulatory requirements that restricts the substitution of some brand-name drugs with generic drugs.

        If these efforts to delay generic competition are successful, the Company may be unable to sell its products that are subject to these efforts, which could have a material adverse effect on its sales and profitability.

Reforms in the health care industry and the uncertainty associated with pharmaceutical pricing, reimbursement and related matters could adversely affect the marketing, pricing and demand for the Company's products.

        Increasing expenditures for health care have been the subject of considerable public attention. Both private and governmental entities are seeking ways to reduce or contain health care costs. Numerous proposals that would effect changes in the health care system have been introduced or proposed in Congress and in some state legislatures. The Company cannot predict the nature of the measures that may be adopted or their impact on the marketing, pricing and demand for its products.

        The Company's ability to market its products depends, in part, on reimbursement levels for such products and related treatment established by health care providers (including government authorities), private health insurers and other organizations, including health maintenance organizations and managed care organizations. Reimbursement may not be available for some of the Company's products and, even if granted, may not be maintained. Limits placed on reimbursement could make it more difficult for people to buy the Company's products and reduce, or possibly eliminate, the demand for its products. The Company cannot predict the combined effects of changes in third-party reimbursement on its product sales or its profitability.

The manufacture and storage of pharmaceutical and chemical products is subject to environmental regulation and risk.

        Because of the chemical ingredients of pharmaceutical products and the nature of their manufacturing process, the pharmaceutical industry is subject to extensive environmental regulation and the risk of incurring liability for damages or the costs of remedying environmental problems. If the Company fails to comply with environmental regulations, to use, discharge or dispose of hazardous materials appropriately or otherwise to comply with the conditions attached to its operating licenses, the licenses could be revoked and it could be subject to criminal sanctions and/or substantial liability or could be required to suspend or modify its manufacturing operations.

        Environmental laws and regulations can require the Company to undertake or pay for investigation, clean-up and monitoring of environmental contamination identified at properties that it currently owns or operates or that it formerly owned or operated. Further, they can require the Company to undertake or pay for such actions at offsite locations where it may have sent hazardous substances for disposal. These obligations are often imposed without regard to fault. The Company believes that its operations comply in all material respects with applicable laws and regulations concerning the environment. The Company may be required, however, to increase expenditures to comply with new, different, or increasingly stringent requirements to address modifications or increases in production, or to address contamination attributable to its business or properties.

Provisions of the Company's charter documents and Delaware law could discourage a takeover you may consider favorable or prevent the removal of the Company's current board of directors and management.

        Some provisions of the Company's certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that you may consider favorable or prevent the removal of the Company's current board of directors and management. These provisions:

  •
  authorize the issuance of "blank check" preferred stock;

  •
  provide for a classified board of directors with staggered, three-year terms;

  •
  prohibit cumulative voting in the election of directors;

  •
  prohibit its stockholders from acting by written consent from and after the date that Santo and its affiliates own fewer than 40% of the outstanding shares of its common stock;

  •
  limit the persons who may call special meetings of stockholders; and

  •
  establish advance notice requirements for nominations for election to the board of directors or for proposing matters to be approved by stockholders at stockholder meetings.

The Company's certificate of incorporation prohibits the amendment of many of these provisions in its certificate of incorporation by its stockholders unless the amendment is approved by the holders of at least 66 2/3% of its shares of common stock.

        Delaware law may discourage, delay or prevent someone from acquiring or merging with the Company. Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

  •
  the board of directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained that status;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

  •
  on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

Use of Proceeds

        We will not receive any proceeds from the sale of shares of common stock by Santo under this prospectus.

Description of Common Stock

        The summary of the terms of our common stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation, as amended from time to time, and our Restated Bylaws, as amended and/or restated from time to time, each of which is incorporated herein by reference. You should read our Restated Certificate of Incorporation and our Restated Bylaws for additional information before you purchase any of our common stock.

        Our Restated Certificate of Incorporation provides that we may issue up to 105,000,000 shares of stock, consisting of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of July 20, 2004, 88,732,096 shares of common stock and no shares of preferred stock were issued and outstanding.

        Stockholders are entitled to one vote for each share of our common stock held of record on all matters on which stockholders are entitled or permitted to vote. Our common stock does not have cumulative voting rights in the election of directors. As a result, holders of a majority of the shares of our common stock voting for the election of directors can elect all the directors standing for election. Holders of our common stock are entitled to receive dividends out of legally available funds when, as and if declared from time to time by our board of directors.

        In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of any then outstanding preferred stock. Our common stock has no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions in our Restated Certificate of Incorporation. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future. The outstanding shares of our common stock are fully paid and nonassessable.

Selling Stockholder

        The prospectus supplement for any offering of common stock by Santo will include the following information:

  •
  the number of shares of common stock then held by Santo;

  •
  the number of shares of common stock being offered by Santo; and

  •
  the number of shares (and, if one percent or more, the percentage) of common stock to be owned by Santo after completion of the offering.

        The table below presents certain information regarding the beneficial ownership of our common stock outstanding as of July 20, 2004 by Santo.

			Shares Owned After the Completion of the Offering(s) under this Prospectus(1)
Shares Owned Prior to any Offering under this Prospectus
		Maximum Number of Shares Being Sold Under this Prospectus
Number	Percentage(2)		Number	Percentage(2)
60,000,000	67.6%	14,700,000	45,300,000	51%

(1)
Assumes that Santo sells the maximum number of shares registered under this prospectus.
(2)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which Santo has sole or shared voting power or investment power and also any shares that Santo has the right to acquire within 60 days after July 20, 2004 through the exercise of any stock options or other rights. To our knowledge, Santo has sole voting and investment power with respect to the shares shown as beneficially owned. The percentages of beneficial ownership are based on 88,732,096 shares of our common stock outstanding as of July 20, 2004. We do not know when or in what amounts Santo may offer shares for sale. Santo might not sell any or all of the shares offered by this prospectus. Because Santo may offer all or some of the shares pursuant to this prospectus, we cannot estimate the number of the shares that will be held by Santo after completion of any offering.

Santo is a privately held entity that owns 60,000,000 shares of our common stock (including the shares covered by this prospectus), representing approximately 67.6% of the company's outstanding common stock. Thomas Strüngmann, Ph.D., the Chairman of the Company's Board of Directors and the Co-Chief Executive Officer and Co-President of Hexal AG, is an indirect significant stockholder and director of Santo. Dr. Strüngmann is an indirect significant stockholder and member of the board of directors of Hexal AG, a privately held entity, which owns 137,122 shares of common stock, representing ownership of approximately 0.15% of the Company's outstanding common stock. Therefore, Dr. Strüngmann may be deemed to be the beneficial owner of 60,137,122 shares of common stock, representing ownership of approximately 67.8% of the Company's outstanding common stock. Dr. Strüngmann disclaims beneficial ownership of these shares.

Plan of Distribution

        The purpose of this prospectus is to permit the selling stockholder to offer for sale its shares of our common stock covered by this prospectus at such time and at such prices as the selling stockholder, in its sole discretion, chooses. We will not receive any of the proceeds from sales made by the selling stockholder. The selling stockholder may sell or distribute some or all of its shares of our common stock covered by this prospectus from time to time in one or more or a combination of the following transactions:

  •
  through brokers, dealers, agents or other purchasers in transactions (including block trades) on The Nasdaq National Market or other markets or exchanges on which shares of our common stock may be listed for trading;

  •
  in privately negotiated transactions;

  •
  in brokerage transactions; or

  •
  in transactions involving an underwriter.

Each time the selling stockholder offers to sell shares pursuant to this prospectus, it will provide a prospectus supplement that will include the following information:

  •
  the terms of the offering;

  •
  the names of any underwriters or agents;

  •
  the name or names of any managing underwriter or underwriters;

  •
  the purchase price of the shares;

  •
  the net proceeds from the sale of the shares;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts, commissions and other items constituting underwriters' compensation;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any commissions paid to agents.

        The selling stockholder may offer and sell shares of common stock covered by this prospectus which qualify for sale under Rule 144 of the Securities Act of 1933 in the open market pursuant to Rule 144 rather than pursuant to this prospectus.

        We cannot assure you that the selling stockholder will sell any or all of the common stock covered by this prospectus.

Sale Through Underwriters or Dealers

        If underwriters are used in the sale, the underwriters will acquire the common stock for their own account. The underwriters may resell the common stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the common stock to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the common stock will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered common stock if they purchase any of them. The underwriters may change from time to time any discounts or concessions allowed or reallowed or paid to dealers.

        In order to facilitate the offering of securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their account. In addition, to cover over-allotments or to stabilize the price of the shares, the underwriters may bid for, and purchase, shares in the open market. Finally, an underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering if the syndicate repurchases previously distributed shares in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. Any of these activities may stabilize or maintain the market price of the offered securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        If dealers are used in the sale of common stock, Santo will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

        Santo may sell the common stock directly. In this case, no underwriters or agents would be involved. Santo may also sell the common stock through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered common stock, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        Santo may sell the common stock directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of the common stock. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

        If we so indicate in the prospectus supplement, Santo may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

        Santo may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us or Santo in the ordinary course of their businesses.

        Each underwriter, dealer and agent participating in the distribution of any of the securities that are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, securities in bearer form in the United States or to United States persons, other than qualifying financial institutions, during the restricted period, as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7).

Validity of the Offered Securities

        Willkie Farr & Gallagher LLP, New York, New York, will pass upon the validity of the common stock being offered hereby.

Experts

        The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Eon Labs, Inc. as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3 to register the Securities being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about us or Santo and the shares of common stock offered in this prospectus, you should refer to the registration statement and its exhibits.

        The Company's annual reports on Form 10-K, along with all other reports and amendments filed with or furnished to the SEC are publicly available free of charge on the investor relations section of the Company's website as soon as reasonably practicable after the Company files such materials with, or furnishes them to, the SEC. The Company's website is located at http://www.eonlabs.com. The information on the Company's website is not part of this or any other report the Company files with, or furnishes to, the SEC. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may also read and copy any documents we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C. 20549. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Incorporation by Reference

        We are incorporating by reference in the prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We are incorporating by reference our documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement of which this prospectus is a part and before the effective date of the registration statement or after the date of such initial registration statement until all of the securities offered under this prospectus are sold.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

  •
  Proxy Statement on Schedule 14-A filed on April 27, 2004; and

  •
  The description of our common stock contained in our Registration Statement on Form 8-A, filed on May 21, 2002, including any amendment or report filed for the purpose of updating such description.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

      Eon Labs, Inc.
      227-15 North Conduit Avenue
      Laurelton, New York 11413
      (718) 276-8600

        You should rely only on the information incorporated by reference or provided in this prospectus. Neither we nor the selling stockholder have authorized anyone else to provide you with different information. The selling stockholder is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        Set forth below is an estimate (except in the case of the registration fee) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the offered securities, other than underwriting discounts and commissions. All of the expenses set forth below shall be borne by Santo.

Registration Fee under Securities Act of 1933	$58,408
Legal Fees and Expenses	125,000	*
Accounting Fees and Expenses	40,000	*
Printing and Engraving	10,000	*
Miscellaneous Fees and Expenses	10,000	*

Total	$243,408	*

*
Estimated and subject to future contingencies

Item 15. Indemnification of Directors and Officers

Eon Labs, Inc.

        Our restated certificate of incorporation limits our directors' liability to the fullest extent permitted under Delaware corporate law. Specifically, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  dividends or other distributions of our corporate assets that are in contravention of restrictions in Delaware law, our restated certificate of incorporation, restated bylaws or any agreement to which we are a party; and

  •
  any transaction from which a director derives an improper personal benefit.

        The effect of these provisions is to eliminate our rights and the rights of our stockholders, through stockholder derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. Our restated certificate of incorporation contains provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law.

        In addition, we maintain directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

Item 16. Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement (for Eon Labs, Inc. Common Stock).*
4.1	Restated Certificate of Incorporation of Eon Labs, Inc. was filed as Exhibit 3.1 to the Company's June 30, 2002 Form 10-Q and is incorporated herein by reference.
4.2	Restated Bylaws of Eon Labs, Inc. was filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and is incorporated herein by reference.
4.4	Form of Stock Certificate was filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1/A (Reg. No. 333-83638), filed on May 6, 2002 and is incorporated herein by reference.
5.1	Opinion of Willkie Farr & Gallagher LLP.
23.1	Consent of Willkie Farr & Gallagher LLP (included their opinion filed as Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included on the signature pages hereto).

*
To be filed by amendment or incorporated by reference in connection with the offering of any securities, as appropriate.

Item 17. Undertakings

  (a)
  The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the annual reports of Eon Labs, Inc. pursuant to Section 13(a) or Section 15(d) of the Securities Exchange of 1934 that are incorporated by reference in this registration statement, if any, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it or them is against public policy as expressed in such the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (d)   The undersigned Registrant hereby further undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

          (2)   For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Laurelton, the State of New York, on the 22nd day of July, 2004.

EON LABS, INC.
By:	/s/ BERNHARD HAMPL, PH.D. Name: Bernhard Hampl, Ph.D. Title: Chief Executive Officer and President

POWER OF ATTORNEY

        The undersigned officers and directors of Eon Labs, Inc., hereby severally constitute and appoint Bernhard Hampl, Ph.D. and William F. Holt and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all interests and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BERNHARD HAMPL, PH.D. Bernhard Hampl, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	July 22, 2004
/s/ THOMAS STRÜNGMANN, PH.D. Thomas Strüngmann, Ph.D.	Chairman of the Board of Directors	July 22, 2004
/s/ WILLIAM F. HOLT William F. Holt	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 22, 2004
/s/ DAVID H. GRANSEE David H. Gransee	Controller	July 22, 2004
/s/ FRANK F. BEELITZ Frank F. Beelitz	Director	July 22, 2004
/s/ DOUGLAS M. KARP Douglas M. Karp	Director	July 22, 2004
/s/ MARK R. PATTERSON Mark R. Patterson	Director	July 22, 2004

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement (for Eon Labs, Inc. Common Stock).*
4.1	Restated Certificate of Incorporation of Eon Labs, Inc. was filed as Exhibit 3.1 to the Company's June 30, 2002 Form 10-Q and is incorporated herein by reference.
4.2	Restated Bylaws of Eon Labs, Inc. was filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and is incorporated herein by reference.
4.4	Form of Stock Certificate was filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1/A (Reg. No. 333-83638), filed on May 6, 2002 and is incorporated herein by reference.
5.1	Opinion of Willkie Farr & Gallagher LLP.
23.1	Consent of Willkie Farr & Gallagher LLP (included their opinion filed as Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included on the signature pages hereto).

*
To be filed by amendment or incorporated by reference in connection with the offering of any securities, as appropriate.

QuickLinks

About This Prospectus
Summary
Risk Factors
Use of Proceeds
Description of Common Stock
Selling Stockholder
Plan of Distribution
Validity of the Offered Securities
Experts
Where You Can Find More Information
Incorporation by Reference
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX